Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ADC TELECOMMUNICATIONS, INC.,

FALCON VENTURE CORP.,

FIBER OPTIC NETWORK SOLUTIONS CORP.,

and

MICHAEL J. NOONAN

JULY 21, 2005

TABLE OF CONTENTS

Article I The Merger

1.1	The Merger
1.2	Effect of Merger
1.3	Effective Time
1.4	Articles of Organization; Bylaws
1.5	Directors and Officers
1.6	Taking of Necessary Action; Further Action
1.7	The Closing

Article II Conversion of Securities

2.1	Conversion of Securities
2.2	Exchange of Certificates
2.3	Escrow
2.4	Adjustment of Shares
2.5	Merger Consideration

Article III Representations and Warranties of the Company

3.1	Incorporation; Corporate Power and Authority
3.2	Subsidiaries
3.3	Capitalization
3.4	Execution, Delivery; Valid and Binding Agreement
3.5	No Violations, etc.
3.6	Financial Statements
3.7	Absence of Undisclosed Liabilities
3.8	Absence of Certain Developments
3.9	Title to Properties
3.10	Accounts Receivable
3.11	Inventory
3.12	Tax Matters
3.13	Contracts and Commitments
3.14	Intellectual Property Rights
3.15	Litigation
3.16	Warranties
3.17	Employees
3.18	Employee Benefit Plans
3.19	Insurance
3.20	Affiliate Transactions
3.21	Customers and Supplier
3.22	Compliance with Laws; Permits
3.23	Environmental Matters
3.24	Bank Accounts
3.25	Vote Required

i

3.26	Anti-takeover Plan; State Takeover Statutes
3.27	Indemnification Obligations
3.28	Brokerage
3.29	No Other Representations

Article IV Representations and Warranties of Parent

4.1	Incorporation and Corporate Power
4.2	Execution, Delivery; Valid and Binding Agreement
4.3	No Violations, etc.
4.4	Litigation
4.5	Financing

Article V Conduct Prior to the Closing

5.1	Conduct of the Business
5.2	Access to Books and Records
5.3	Company Debt

Article VI Additional Agreements

6.1	Company Shareholders’ Meeting
6.2	Regulatory Filings
6.3	Bonus Pool
6.4	Conditions
6.5	No Negotiations
6.6	Notification of Certain Matters
6.7	Nonsolicitation
6.8	MJN Covenant Not to Compete
6.9	MJN Nonsolicitation
6.10	MJN Covenant Regarding Confidential Information
6.11	Acknowledgement/Equitable Relief

Article VII Conditions to Closing

7.1	Conditions to Obligations of Each Party to Effect the Merger
7.2	Additional Conditions to Parent’s Obligations
7.3	Additional Conditions to the Company’s Obligations

Article VIII Termination

8.1	Termination
8.2	Effect of Termination

Article IX Survival; Indemnification

9.1	Survival of Representations and Warranties
9.2	Indemnification by Shareholders

9.3	Indemnification by Parent
9.4	Notice of Claims
9.5	Method of Asserting Claims
9.6	Sole and Exclusive Remedy
9.7	Shareholders’ Representative

Article X Allocation of Taxes; Tax Returns

Article XI Miscellaneous

11.1	Press Releases and Announcements
11.2	Expenses
11.3	Amendment and Waiver
11.4	Notices
11.5	Interpretation
11.6	No Third Party Beneficiaries
11.7	Severability
11.8	Complete Agreement
11.9	Disclosure Schedule
11.10	Assignment
11.11	Counterparts
11.12	Governing Law
11.13	Submission to Jurisdiction
11.14	Waiver of Jury Trial

EXHIBITS

Exhibit A—Form of Voting Agreement
Exhibit B—Articles of Merger
Exhibit C—Form of Escrow Agreement

SCHEDULES

Schedule 2.5—Company Indebtedness
Schedule 7.2(l)—Required Agreements
Disclosure Schedule

DEFINED TERMS

Aggregate Closing Price Per Certificate	2.2(a)
Agreement	Preamble
Annual Financial Statements	3.6(a)
Applicable Percentage	2.1(a). 2.1(a)(i)
Articles of Merger	1.3
Balance Sheet Date	3.7
Basket Amount	9.2(b)
Business	6.8(a)(i)
Cap	9.2(b)
Certificates	2.2(a)
Charter Documents	3.1(b)
Claim	9.5(a)
Closing	1.7
Closing Date	1.7
Closing Price Per Common Share	2.1(a)(iii)
Closing Price Per Series A Share	2.1(a)(ii)
Closing Price Per Series B Share	2.1(a)(i)
Common Price Per Share	2.1(a)(iii)
Company	Preamble
Company Board Recommendation	6.1(b)
Company Capital Stock	2.1
Company Common Stock	2.1(a)(iii)
Company Debt	2.5
Company Intellectual Property	3.14(a)
Company Shareholders’ Meeting	6.1(a)
Confidential Information	6.10(a). 3.14(g)
Confidentiality Agreement	5.2
Constituent Corporations	Preamble
Contracts	3.13
DOL	3.17(f)
Effective Date	1.3
Effective Time	1.3
Employee Outstanding Common	2.1(a). 2.1(a)(iii)
Environmental Costs	3.23(a)(i)
Environmental Laws	3.23(a)(ii)
ERISA	3.18(a)
Escrow Account	2.3
Escrow Agent	2.3
Escrow Agreement	2.3
Escrow Amount	2.3
Escrow Fund	2.3
Extended Reps	9.1
Fiber Distribution Panels, Frames and Cables Products	6.8(a)(iii)
Fiber-to-the-X Products	6.8(a)(ii)

Governing Documents	3.1(b)
Governmental Entity	3.5
Hazardous Materials	3.23(a)(iii)
Holder Indemnified Parties	9.3(a)
Holder Losses	9.3(a)
Holders	9.2(a)
HSR Act	3.5
include, includes and including	11.5
Indemnified Party	9.5
insiders	3.20
Intellectual Property	3.14(a)
IRS	3.18(c)
knowledge	11.5
Latest Balance Sheet	3.6(a)
Latest Financial Statements	3.6(a)
Leases	3.9(a)
List	3.23(a)(iv)
Losses	9.2(a)
Material Adverse Effect	3.1(a)
MBCA	Preamble
Merger	Preamble
Merger Consideration	2.5
Merger Sub	Preamble
Merger Sub Common Stock	2.1(c)
MJN	Preamble
Other Outstanding Common	2.1(a)
Outstanding Common	2.1(a)(iii)
Outstanding Series	2.1(a)(ii)
Outstanding Series B	2.1(a)(i)
Parent	Preamble
Parent Indemnified Parties	9.2(a)
Parent Losses	9.2(a)
Parent Representatives	5.2
Paying Agent	2.2(a)
Per Share Common Escrow Amount	2.1(a)(iii)
Per Share Series A Escrow Amount	2.1(a)(ii)
Per Share Series B Escrow Amount	2.1(a)(i)
Permits	3.22(b)
Permitted Liens	3.8(b)
Person	11.5
Plan	3.18(a)
Property	3.23(a)(v)
Real Property	3.9(a)
Regulatory Action	3.23(a)(vi)
Related Documents	9.2(a)
Release	3.23(a)(vii)

v

Required Shareholder Vote	3.4
Returns	3.12(a)
SEC	3.6(c)
Series A Base Liquidation Preference	2.1(a)(ii)
Series A Participation Amount	2.1(a)(ii)
Series A Preferred Stock	2.1(a)(ii)
Series A Price Per Share	2.1(a)(ii)
Series B Base Liquidation Preference	2.1(a)(i)
Series B Participation Amount	2.1(a)(i)
Series B Preferred Stock	2.1(a)(i)
Series B Price Per Share	2.1(a)(i)
Shareholders’ Representative	9.7(a)
Subsidiaries	3.2
Subsidiary	3.2
Surviving Corporation	1.1
Survivor	1.1
Tax	3.12(t)
Tax Affiliate	3.12(a)
Tax Affiliates	3.12(a)
Taxes	3.12(t)
Third Party Expenses	11.2
Third Party Intellectual Property Rights	3.14(b)
Third-Party Environmental Claim	3.23(a)(viii)
USCIS	3.17(f)
Voting Agreement	Preamble
Work Permits	3.17(f)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated July 21, 2005, is made and entered into by and among ADC Telecommunications, Inc., a Minnesota corporation (“Parent”), Falcon Venture Corp., a Massachusetts corporation and wholly owned subsidiary of Parent (“Merger Sub”), Fiber Optic Network Solutions Corp., a Massachusetts corporation (the “Company”) and Michael J. Noonan, an individual resident of the Commonwealth of Massachusetts (“MJN”).  Merger Sub and the Company are sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Sub be merged with and into the Company in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, Parent, Merger Sub, the Company and MJN desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger; and

WHEREAS, as an inducement to Parent to enter into this Agreement, certain principal shareholders of the Company, including MJN, are concurrently herewith entering into Voting Agreements (the “Voting Agreement”) in substantially the form attached hereto as Exhibit A, whereby each such shareholder agrees to vote in favor of the Merger and all other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Articles of Merger (as defined in Section 1.3 hereof), the parties hereto, intending to be legally bound, agree as follows:

Article I
The Merger

1.1                                 The Merger.  At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Survivor” or the “Surviving Corporation”.

1.2                                 Effect of Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and Section 11.07 of the MBCA.  Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

1.3                                 Effective Time.  Subject to the terms and conditions of this Agreement, the parties hereto will cause a copy of the Articles of Merger, attached hereto as Exhibit B (the “Articles of Merger”) to be executed, delivered and filed with the Secretary of the Commonwealth of Massachusetts in accordance with the applicable provisions of the MBCA at the time of the Closing.  The Merger shall become effective upon filing of the Certificate of Merger with the Secretary of the Commonwealth of Massachusetts, or at such later time as may be agreed to by the parties and set forth in the Articles of Merger.  The time of effectiveness is herein referred to as the “Effective Time”.  The day on which the Effective Time shall occur is herein referred to as the “Effective Date”.

1.4                                 Articles of Organization; Bylaws.  From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Organization of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, as amended as set forth in an exhibit to the Articles of Merger.  From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.5                                 Directors and Officers.  From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the persons who were the officers of Merger Sub immediately prior to the Effective Time.  Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Organization and Bylaws of the Surviving Corporation and applicable law.  If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Organization and Bylaws of the Surviving Corporation.

1.6                                 Taking of Necessary Action; Further Action.  Parent, Merger Sub and the Company, respectively, shall each use its or their best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the MBCA at the time specified in Section 1.3 hereof.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

1.7                                 The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota within two business days after the date on which the last of the conditions set forth in Article VII, other than the delivery of any documents required to be made at the Closing, shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the “Closing Date”).  The Closing will be effective as of the Effective Time.

Article II
Conversion of Securities

2.1                                 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder of any shares of Series B Preferred Stock, Series A Preferred Stock or Company Common Stock (all as hereinafter defined and, collectively, the “Company Capital Stock,”) the following shall occur in the following order and priority:

(a)                                  At the Effective Time:

(i)                                     each share of Series B redeemable, convertible preferred stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock to be canceled pursuant to Section 2.1(b)) (the “Outstanding Series B”) will be canceled and extinguished and be converted automatically into the right to receive an amount (the “Series B Price Per Share”) equal to the sum of (i) Five Dollars and 4375/10000 ($5.4375) (the “Series B Base Liquidation Preference”), plus (ii) the “Series B Participation Amount,” as defined below, if any, of which an amount equal to the product of (X) the Series B Price Per Share, times (Y) the “Applicable Percentage,” as defined below, will be delivered to the Escrow Agent pursuant to Section 2.3 (such amount referred to herein as the “Per Share Series B Escrow Amount,” and the difference between the Series B Price Per Share and the Per Share Series B Escrow Amount is referred to herein as the “Closing Price Per Series B Share”);

(ii)                                  each share of Series A convertible preferred stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock to be canceled pursuant to Section 2.1(b)) (the “Outstanding Series A”) will be canceled and extinguished and be converted automatically into the right to receive an amount (the “Series A Price Per Share”) equal to the sum of (i) Twelve Dollars ($12.00) (the “Series A Base Liquidation Preference”), plus (ii) the Series A Participation Amount, as defined below, if any, of which an amount equal to the product of (X) the Series A Price Per Share, times (Y) the Applicable Percentage will be delivered to the Escrow Agent pursuant to Section 2.3 (such amount referred to herein as the “Per Share Series A Escrow Amount,” and the difference between the Series A Price Per Share and the Per Share Series A Escrow Amount is referred to herein as the “Closing Price Per Series A Share”); and

(iii)                               each share of common stock, no par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b)) (the “Outstanding Common”) will be canceled and extinguished and be converted automatically into the right to receive an amount (the “Common Price Per

Share”), equal to the result of (i) the excess, if any, of the Merger Consideration over the aggregate of the Series B Base Liquidation Preference and the Series A Base Liquidation Preference payable to the holders of the Outstanding Series B and the Outstanding Series A, respectively, divided by (ii) the sum of (a) the number of shares of Outstanding Common, (b) the number of shares of Outstanding Series B, and (c) an amount equal to the product of five times the number of shares of Outstanding Series A; provided that, an amount equal to the product of (X) the Common Price Per Share, times (Y) the Applicable Percentage, as defined below, will be delivered to the Escrow Agent pursuant to Section 2.3 (such amount referred to herein as the “Per Share Common Escrow Amount,” and the difference between the Common Price Per Share and the Per Share Common Escrow Amount is referred to herein as the “Closing Price Per Common Share”). In implementation of the foregoing calculation, each of the holders of “Employee Outstanding Common,” defined below, shall be entitled to receive, with respect to each share of Employee Outstanding Common, the Common Price Per Share at the Effective Time without deduction for any payment to the Escrow Agent.

For the purposes of this Section 2.1, the following terms shall have the following meanings: The Series B Participation Amount and the Series A Participation Amount shall be an amount equal to: (A) in the case of the Series B Participation Amount, the Common Price Per Share, and (B) in the case of the Series A Participation Amount, the product of five times the Common Price Per Share.  “Employee Outstanding Common” shall mean Outstanding Common issued in January and/or March of 2005 pursuant to the Company’s 2000 Stock Award and Option Plan, as amended and restated, to Persons who were employees of the Company when such shares were issued. “Other Outstanding Common” shall mean Outstanding Common which is not Employee Outstanding Common. “Applicable Percentage” means the result, expressed as a percentage to two decimal points, of $34,000,000, divided by the sum of the aggregate of the Merger Consideration payable to (i) the holders of the Outstanding Series B, (ii) the holders of the Outstanding Series A, and (iii) the holders of Other Outstanding Common.

(b)                                 At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock and each share of Company Capital Stock owned or any direct or indirect wholly owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)                                  At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

2.2                                 Exchange of Certificates.

(a)                                  Prior to the Effective Time, the Company shall cause to be mailed or delivered to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Parent, and passage of the Effective Time, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Closing Price Per Series A Share, the Closing Price Per Series B Share, Closing Price Per Common Share or the Common Price Per Share, as appropriate; provided, however, that in the event that such executed documents and Certificates are received prior to the Effective Time, such documents and Certificates shall be held in escrow by the Parent or its designee, acting as paying agent (the “Paying Agent”), until the Effective Time.  Upon delivery by the Paying Agent to Parent (in the event that Parent is not the Paying Agent) of such Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, and shall promptly receive, cash in an amount equal to the number of shares of Company Capital Stock represented by such certificate multiplied by the Closing Price Per Series A Share, the Closing Price Per Series B Share, Closing Price Per Common Share or the Common Price Per Share, as appropriate (the “Aggregate Closing Price Per Certificate”), and the Certificate so surrendered shall forthwith be canceled by Company.  Until surrendered as contemplated by this Section 2.2, each Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, to evidence the right only to receive the Aggregate Closing Price Per Certificate for the shares of Company Capital Stock represented thereby without interest.

(b)                                 Neither Parent, Surviving Corporation nor Paying Agent shall be liable to any holder of shares of Company Capital Stock for any amount properly delivered to a public official in compliance with any abandoned property, escheat or similar law.

(c)                                  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of certificates representing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise specifically provided in this Agreement or by law.

(d)                                 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably acceptable to Parent, by the person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as Parent may reasonably impose (including the execution of an indemnification undertaking in favor of Parent with respect to the Certificate alleged to be lost, stolen or destroyed), will deliver to such person, the Aggregate Closing Price Per Certificate as may be required pursuant to Section 2.1.

2.3                                 Escrow.  An amount equal to $34,000,000 (the “Escrow Amount”) will be deposited by Parent with U.S. Bank National Association, as escrow agent (the “Escrow Agent”), to be held in escrow (the “Escrow Fund”) in an account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement (the “Escrow Agreement”) among Parent, the Shareholders’ Representative and the Escrow Agent in the form of Exhibit C.  The Escrow Amount shall initially be equal to the sum of (i) the Per Share Series A Escrow Amount multiplied by the number of issued and outstanding shares of Series A Preferred Stock immediately prior to the Effective Time, (ii) the Per Share Series B Escrow Amount multiplied by the number of issued and outstanding shares of Series B Preferred Stock immediately prior to the Effective Time, and (iii) the Per Share Common Escrow Amount multiplied by the number of issued and outstanding shares of Other Outstanding Common immediately prior to the Effective Time.  Distributions of any amounts from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

2.4                                 Adjustment of Shares.  If, during the period between the date of this Agreement and the Effective Time, any change in the number, classes or series of outstanding shares of Company Capital Stock shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of such shares of Company Capital Stock, or any stock dividend thereon with a record date during such period, the Series A Price Per Share, the Series B Price Per Share, the Common Price Per Share, and the respective Per Share Escrow Amounts for each of the foregoing, and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

2.5                                 Merger Consideration.  Notwithstanding anything to the contrary contained in this Agreement, the aggregate value delivered by Parent in exchange for the Company Capital Stock (the “Merger Consideration”) shall equal $161,500,000, plus (x) the value of all cash and cash equivalents held by the Company as of the Effective Date, up to a maximum of $1,000,000, less (y) the amount of any Company Debt that has not been discharged prior to the Effective Date.  “Company Debt” means, whether or not reflected on the Latest Balance Sheet, all indebtedness or guarantees of indebtedness for borrowed money of the Company and/or the Subsidiaries owed to financial institutions, the holders of Company Capital Stock, or other Persons, including, but not limited to, the indebtedness listed on Schedule 2.5, the aggregate amount of all outstanding principal, and any unpaid fees and expenses, premiums, penalties or other amounts (including losses, costs, penalties and expenses, if any, of lenders relating to the foregoing items arising from the payment or prepayment of such items) payable in connection with the payment or repayment prior to or after the Closing of any of the foregoing.

Article III
Representations and Warranties of the Company

The Company hereby represents and warrants to Parent, and acknowledges that Parent is relying upon the following representations and warranties, that, except as set forth in the Disclosure Schedule:

3.1                                 Incorporation; Corporate Power and Authority.

(a)                                  Each of the Company and the Subsidiaries is a corporation duly organized, validly existing, duly registered (if applicable) and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority and all material authorizations, licenses, permits and certifications necessary to carry on its business as now being conducted and presently proposed to be conducted and to own, lease and operate its assets.  The Company and each of the Subsidiaries is duly qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).  Section 3.1 of the Disclosure Schedule sets forth a true and complete list, by corporation, of all jurisdictions in which the Company and each of the Subsidiaries is qualified and in good standing, if applicable.  As used herein, the term “Material Adverse Effect” means any change, effect, event or condition that (i) has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), results of operations, condition (financial or otherwise), or customer relations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company and its Subsidiaries, taken as a whole, to achieve the Company’s business plan as such plan has been presented to Parent other than (A) any such change, effect, event or condition that results or arises from changes or conditions affecting the industry in which the Company markets its products and services generally, except to the extent such changes or conditions disproportionately, in any material respect, affect the Company and the Subsidiaries, taken as a whole, or (B) any such change, effect, event or condition that results or arises from changes in general economic, regulatory or political conditions (including armed hostilities or terrorist actions), except to the extent such changes or conditions disproportionately, in any material respect, affect (relative to other participants in the industry in which the Company markets its products and services) the Company and the Subsidiaries, taken as a whole, or (C) any such change, effect, event or condition that results or arises solely from the announcement of this Agreement and the transactions contemplated hereby or the consummation of the transactions contemplated hereby and that would not have resulted or arisen in the absence of such announcement (excluding, from this subsection (C), all changes, effects, events or conditions that existed prior to the date hereof), or (ii) would prevent or materially delay the Company’s ability to consummate the Merger or the other transactions contemplated hereby.

(b)                                 Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Organization or other applicable charter document (any such document hereinafter referred to as its “Charter Documents”) or Bylaws or other applicable governing document (any such documents hereinafter referred to as its “Governing Documents”).  The Company has delivered to Parent accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect of each of the Company and the Subsidiaries.

3.2                                 Subsidiaries.  The Company is the record and beneficial owner of the outstanding shares of capital stock of each of the entities listed (and in the amount and ownership percentage shown) in Section 3.2 of the Disclosure Schedule (each, a “Subsidiary” and together, the “Subsidiaries”).  Except as disclosed in Section 3.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interests in any corporation, partnership, association, joint venture or other entity, except for the Subsidiaries.  There are no proxies with respect to the shares of the Subsidiaries, and no equity securities of any Subsidiary are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is bound to issue, transfer or sell any shares of such capital stock or securities convertible into or exchangeable for such shares.  Other than as set forth in Section 3.2 of the Disclosure Schedule, all of such shares so owned by the Company are duly authorized, validly issued, fully paid and nonassessable and are owned by it free and clear of any Lien with respect thereto.

3.3                                 Capitalization.

(a)                                  The authorized capital stock of the Company consists of:  1,578,125 shares of Series A Preferred Stock, of which 1,057,292 shares are issued and outstanding; 8,045,977 shares of Series B Preferred Stock, of which 5,747,126 shares are issued and outstanding; and 45,483,661 shares of Company Common Stock, of which 27,686,841 shares are issued and outstanding.  The issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights or any other third party rights.  All issued and outstanding shares of Company Capital Stock have been offered, sold and delivered by the Company in compliance with applicable securities and corporate laws.  No shares of the Company Capital Stock have been issued in violation of any preemptive rights, rights of first refusal or similar rights.  The rights and privileges of each class of Company Capital Stock are set forth in the Company’s Articles of Organization.

(b)                                 Except as disclosed in Section 3.3(b) of the Disclosure Schedule, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.  The share registers and the transfer of shares of the Company, copies of which have been made available to Parent prior to the date hereof, are up-to-date, complete and correct.

3.4                                 Execution, Delivery; Valid and Binding Agreement.  The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and, other than (i) the approval and adoption of this Agreement and the Merger by the holders of Company Capital Stock in accordance with the Company’s Charter Documents, and (ii) the approval of the Merger in accordance with the requirements of the MBCA (the “Required Shareholder Vote”), no other corporate proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the other documents contemplated hereby, when executed and delivered by the Company, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.5                                 No Violations, etc.  The execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not:  (a) contravene any provision of the Articles of Organization or Bylaws of the Company; (b) violate or conflict in any material respect with any federal, state, local or foreign law or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or any of the Subsidiaries, or the business or any assets of the Company or any of the Subsidiaries; (c) assuming the consents referred to in subsection (e) of this Section 3.5 are obtained, conflict with, or result in any breach of any of the provisions of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any material agreement, including any material indenture, hypothecation, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against the Company or any of the Subsidiaries; (d) result in the creation of any material Lien (other than Permitted Liens) upon the Company or any of the Subsidiaries or any of the assets of the Company or any of the Subsidiaries; or (e) require any authorization, consent, approval, exemption or other action by or notice to any means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government (each, a “Governmental Entity”) or any other third party, other than (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and any other comparable foreign merger or competition laws listed in Section 3.5 of the Disclosure Schedule, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws, and (iii) consents set forth in Section 3.5 of the Disclosure Schedule (which the Company undertakes to use its commercially reasonable efforts to obtain prior to the Closing Date).

3.6                                 Financial Statements.

(a)                                  The Company has delivered to Parent true and complete copies of (i) the audited consolidated balance sheet, as of February 28, 2005, of the Company and the audited consolidated statements of income and cash flows of the Company for the years ended February 29, 2004 and February 28, 2005 (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet, as of May 31, 2005, of the Company (the “Latest Balance Sheet”) and the unaudited consolidated statements of income and cash flows of the Company for the two-month period ended May 31, 2005 (such unaudited statements and the Latest Balance Sheet being herein referred to as the “Latest Financial Statements”).

(b)                                 The Annual Financial Statements and the Latest Financial Statements are based upon the information contained in the books and records of the Company and fairly present in all material respects the financial condition of the Company and the Subsidiaries as of the dates thereof and results of operations for the periods referred to therein.  The Annual Financial

Statements have been prepared in accordance with GAAP.  The Latest Financial Statements have been prepared on a basis consistent with the Annual Financial Statements and in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP), and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented (except for normally recurring year-end adjustments).

(c)                                  Section 3.6(c) of the Disclosure Schedule lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K adopted by the Securities and Exchange Commission (the “SEC”)) effected by the Company or the Subsidiaries since March 1, 2004.

(d)                                 To the Company’s knowledge, there are no significant deficiencies or material weaknesses existing in the design or operation of the internal controls over financial reporting of the Company and the Subsidiaries that adversely affect the Company’s or the Subsidiaries’ ability to record, process, summarize and report to management or the Company’s Board of Directors material financial information relating to the Company or the Subsidiaries.  Since March 1, 2004, no fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial reports of the Company and the Subsidiaries, as a whole, has been disclosed to the Company’s auditors, Board of Directors or executive management.

3.7                                 Absence of Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) including any such liabilities under any material guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any person, arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (a) as reflected in the Latest Balance Sheet, (b) liabilities which have arisen after the date of the Latest Balance Sheet (the “Balance Sheet Date”) in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, or infringement), or (c) as otherwise set forth in the Disclosure Schedule.

3.8                                 Absence of Certain Developments.  Since the Balance Sheet Date, there has been no change in the Company or any Subsidiary which change has had or would be reasonably expected to have had, a Material Adverse Effect, and neither the Company nor any Subsidiary has:

(a)                                  borrowed any amount (including advances on existing credit facilities) or incurred or become subject to any liability in excess of $500,000 individually, or $1,000,000 in the aggregate, except (i) current liabilities incurred in the ordinary course of business; (ii) liabilities under contracts entered into in the ordinary course of business; and (iii) short term borrowings under existing credit facilities that will be repaid in full on or prior to the Closing.

(b)                                 hypothecated, mortgaged, pledged or subjected to any Lien, any of its assets with a fair market value in excess of $500,000 individually, or $1,000,000 in the aggregate, except (i) Liens for current property taxes not yet due and payable, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) Liens in respect of pledges or deposits under workers’ compensation laws, (iv) statutory landlords’ Liens under leases to which the Company or any Subsidiary is a party, (v) zoning restrictions, easements, rights of way, licenses and restrictions on the use of Real Property or minor irregularities in title thereto, which do not materially impair the use of such property in the normal operation of the business of the Company; (vi) Liens that do not materially impair the use, operation, value or marketability of the asset or property to which it relates, (vii) statutory or common law Liens (such as rights of setoff) on deposit accounts of the Company or any Subsidiary; (viii) Liens arising out of or created by this Agreement or the transactions contemplated hereby, or (ix)  Liens set forth under the caption referencing this Section 3.8 in the Disclosure Schedule (collectively, the “Permitted Liens”);

(c)                                  discharged or satisfied any Lien or paid any liability, in each case with a value in excess of $100,000 individually, or $250,000 in the aggregate, other than current liabilities paid in the ordinary course of business;

(d)                                 sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or stockholders) any tangible assets of its business except sales of inventory in the ordinary course of business, or canceled any debts or claims except in the ordinary course of business;

(e)                                  sold, assigned, transferred or granted (including, without limitation, transfers to any employees, affiliates or stockholders) any licenses, patents, trademarks, trade names, domain names, copyrights, trade secrets or other intangible assets, other than licenses granted on normal commercial terms and on a non-exclusive basis in conjunction with the sale of product in the ordinary course of business;

(f)                                    disclosed, to any Person other than Parent and authorized representatives of Parent, any material proprietary confidential information, other than pursuant to a confidentiality agreement limiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this Section 3.8 and is in full force and effect on the date hereof;

(g)                                 waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

(h)                                 issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(i)                                     to the knowledge of the Company, entered into any transaction with any “insider” (as defined in Section 3.20 hereof) other than employment and other arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

(j)                                     suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

(k)                                  entered into or materially modified any employment, severance or similar agreements or arrangements with, or granted any bonuses, salary or benefits increases, severance or termination pay to, any employee other than in the ordinary course of business and consistent with past practice, officer or consultant;

(l)                                     adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, officer, director or affiliate;

(m)                               made any capital expenditure or commitment therefor in excess of $250,000 individually, or $500,000 in the aggregate;

(n)                                 made any loans or advances to, or guarantees for the benefit of, any Persons;

(o)                                 acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof;

(p)                                 made any material charitable contributions or pledges; or

(q)                                 made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

3.9                                 Title to Properties.

(a)                                  Neither the Company nor any Subsidiary owns any real property.  The real property covered by the leases (the “Leases”) described under the caption referencing this Section 3.9 in the Disclosure Schedule constitutes all of the real property rented, used or occupied by the Company and the Subsidiaries (the “Real Property”).  The Real Property has direct access, sufficient for the conduct of the Company’s and the Subsidiaries’ business as now conducted or as presently proposed to be conducted, to public roads and to all necessary utilities.

(b)                                 The Leases are in full force and effect and the Company and each Subsidiary, as applicable, holds a valid and existing leasehold interest under each of the respective Leases for the term set forth under caption referencing this Section 3.9 in the Disclosure Schedule.  The Company has made available to Parent complete and accurate copies of each of its Leases, and none of the Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to the Company.  Neither the Company nor any Subsidiary is in default in any material respect and to the knowledge of the Company no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the knowledge of the Company, is any other party to any of the Leases in default in any material respect thereunder.

(c)                                  The Company or one of the Subsidiaries owns good and valid title to each of the material tangible properties and material tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Liens, except for (i) Liens for current Taxes not yet due and payable, (ii) the Real Property subject to the Leases, (iii) personal property used by the Company and subject to lease, all of which leases are identified in the Disclosure Schedule under the caption referencing this Section 3.9, and (iv) assets disposed of since the Balance Sheet Date in the ordinary course of business.

(d)                                 All of the buildings, machinery, equipment and other material tangible assets that are necessary for the conduct of the Company’s and the Subsidiaries’ business are in satisfactory condition and repair, ordinary wear and tear excepted with respect to all of such assets, and are usable in the ordinary course of business.  The Company and the Subsidiaries own, or lease under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business as currently conducted.

(e)                                  Neither the Company nor any Subsidiary is in violation in any material respect of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and neither the Company nor any Subsidiary has received any notice of any such violation, or notice of the existence of any threatened or actual condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(f)                                    Neither the Company nor any Subsidiary has knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

3.10                           Accounts Receivable.  The accounts receivable reflected on the Latest Balance Sheet are valid receivables, have arisen from bona fide transactions in the ordinary course of business, are not subject to material valid counterclaims or setoffs, and, to the Company’s knowledge, are collectible in accordance with their respective terms, in each case net of any reserves reflected in the Latest Financial Statements.

3.11                           Inventory.  The Company’s and each Subsidiary’s inventory of raw materials, work in process and finished products relating to its business consists of items in all material respects of a quality and quantity usable and, with respect to finished products only, salable in the ordinary course of its business, in each case net of reserves for excess or obsolete inventory set forth in the Latest Financial Statements.

3.12                           Tax Matters.

(a)                                  Each of the Company and the Subsidiaries, as the case may be (each, a “Tax Affiliate” and, collectively, the “Tax Affiliates”), has:  (i) timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements (“Returns”) required to be filed or sent by it in respect of any Taxes due or payable on or prior to the date hereof or required to be filed or sent by it by any taxing authority having jurisdiction, which Returns are true and correct in all material respects and have been completed in accordance with applicable law; (ii) timely and properly paid (or has had paid on its behalf) all Taxes due and payable with respect to such Returns and/or the periods to which such Returns pertain; and (iii) complied in all material respects with all applicable laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws) and timely and properly withheld from individual employee wages and all other remuneration, and from all remuneration paid to officers and directors, and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws, including, without limitation, all withholding of Taxes required with respect to any grant of restricted stock.

(b)                                 There are no material Liens for Taxes upon any of the assets of the Company or any Tax Affiliate that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)                                  Neither the Company nor the Subsidiaries are delinquent in the payment of any Tax.  No material deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Tax Affiliates that has not been resolved and paid in full.  No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations or the period for assessment or reassessment with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending.  Except as set forth in the Disclosure Schedules, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns.  The Company expects no assessment of any additional Taxes on the Company or of any Tax Affiliates and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes on the Company or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

(d)                                 Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in any payments after Closing that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.  Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result in the payment of any amount (including, but not limited to, a gross-up payment) to any “disqualified individual” on account of the imposition of any excise tax or “excess parachute payments,” all within the meaning of Sections 280G or 4999 of the Code.

(e)                                  Neither the Company nor any Tax Affiliate has requested or been granted any extension of time within which to file any Return, which Return has not since been filed.

(f)                                    Neither the Company nor any Tax Affiliate has any liability for unpaid Taxes in respect of any fiscal periods ending on or before Closing which have not been accrued or reserved against in the Annual Financial Statements or the Latest Financial Statements, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any Tax Affiliate has incurred any material liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice.

(g)                                 The Company and any Tax Affiliate have made available to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of Company’s incorporation, and such Returns are correct and complete in all material respects.

(h)                                 Except as set forth in the Disclosure Schedule under the caption referencing this Section 3.12, neither the Company nor any Tax Affiliate has (i) been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) any liability for the Taxes of any Person (other than the Company and the Subsidiaries), nor has the Company nor any Tax Affiliate been allocated any income or debt forgiveness of any Person (other than the Company), under any provision of federal, state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(i)                                     Except as set forth in the Disclosure Schedule under the caption referencing this Section 3.12, neither the Company nor any Subsidiary is a party to any tax sharing, tax indemnification or tax allocation agreement and does not owe any material amount under any such agreements.

(j)                                     None of the Company’s or the Subsidiaries’ assets are “tax-exempt use property” within the meaning of Section 168 of the Code.

(k)                                  The Company and the Tax Affiliates have evidence of payment for all material Taxes, charges, fees, levies or other assessments of a foreign country paid or accrued, each for the past five years, respectively.

(l)                                     To the Company’s knowledge, all deductions claimed or reported on all Returns of the Company and any Tax Affiliate on account of royalties or similar fees payable with respect to any Company Intellectual Property (as defined in Section 3.14(a) hereof) of the Company or any other party are allowable in full.

(m)                               Neither the Company nor any Tax Affiliate is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed in writing any such adjustment or change in accounting method.

(n)                                 All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by the Company and each Tax Affiliate in a manner for which there is substantial authority or were disclosed on the Returns to the extent required by Section 6662(d)(2)(B) of the Code.

(o)                                 Neither the Company nor any Subsidiary constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) which took place during the two year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Company Capital Stock.

(p)                                 None of the indebtedness of the Company or any Tax Affiliate constitutes (i) ”corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code; and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q)                                 Neither the Company nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under current or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(r)                                    There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of the Company or any Subsidiary would be entitled to receive any payment from the Company or any Subsidiary as a result of the Merger that would not be deductible pursuant to Sections 404 of the Code.

(s)                                  Neither the Company nor any Tax Affiliate has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t)                                    For purposes of this Agreement, the term “Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value-added tax (VAT), transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers’ compensation, excise, estimated, severance, stamp, occupation, property, goods and services tax (GST) or other taxes, customs duties, premiums, contributions, fees, assessments, or charges, including, without limitation, all interest and penalties thereon, and additions to Tax or additional amounts imposed by any taxing authority, domestic or foreign, upon either the Company or any Tax Affiliate.

3.13                           Contracts and Commitments.

(a)                                  The Disclosure Schedule, under the caption referencing this Section 3.13, lists the following contracts, commitments and/or binding understandings to which the Company or any Subsidiary is a party and which are in effect as of the date hereof (the “Contracts”):

(i)                                     all executive officer and other material employment, agency or consulting agreements, all contracts or commitments providing for severance, termination or similar payments, including on a change of control of the Company, and all union, collective bargaining or similar agreements with labor representatives;

(ii)                                  all distributor, reseller, OEM, dealer, manufacturer’s representative, sales agency or advertising agency, finder’s and manufacturing or assembly contracts;

(iii)                               all material contracts terminable by any other party thereto upon a change of control of the Company or any Subsidiary or upon the failure of the Company or any Subsidiary to satisfy financial or performance criteria specified in such contract as provided therein;

(iv)                              all leases of personal property (except as otherwise set forth in Section 3.10 of the Disclosure Schedule) and excluding leases with aggregate annual payments of $100,000 or less for pagers, copy machines, or otherwise entered into in the ordinary course of business;

(v)                                 all contracts between or among the Company, any Subsidiary, any holder of Company Capital Stock or any affiliate of such holder, any director, officer or employee of the Company or any Subsidiary or any member of his or her immediate family or any entity affiliated with any such person relating in any way to the Company or any Subsidiary (to the extent not otherwise disclosed in Section 3.21 of the Disclosure Schedule);

(vi)                              all material contracts relating to the performance and payment of any surety bond or letter of credit required to be maintained by the Company or any Subsidiary;

(vii)                           all contracts obligating the Company, directly or indirectly, to guarantee the payment or performance of any other Person;

(viii)                        all confidentiality or non-disclosure agreements dated on or after January 1, 2003 and currently in effect;

(ix)                                all agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any of the assets of the Company or any Subsidiary;

(x)                                   all contracts or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $500,000;

(xi)                                all contracts or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $750,000;

(xii)                             all contracts containing exclusivity, noncompetition or nonsolicitation provisions or which would otherwise prohibit the Company or any Subsidiary from freely engaging in business anywhere in the world;

(xiii)                          all license agreements, transfer or joint-use agreements or other agreements providing for the payment or receipt of royalties or other compensation by the Company or any Subsidiary in connection with the Company Intellectual Property (as defined in Section 3.14(a) hereof);

(xiv)                         any and all other agreements of the Company not entered into in the ordinary course of business or that are material to the business, financial condition, or results of operation of the Company;

(xv)                            any and all other contracts or commitments for capital expenditures in excess of $250,000;

(xvi)                         all material agreements providing for the development of any products, software or Intellectual Property by or for any third party;

(xvii)                      all agreements for the sale of any capital assets in excess of $250,000; and

(xviii)                   all material franchise agreements.

(b)                                 The Company or the applicable Subsidiary has performed in all material respects all obligations required to be performed by it in connection with the Contracts and is not in receipt of any claim of default under any such Contract and, to the Company’s knowledge, no such claim is threatened.  Neither the Company nor any Subsidiary has a present expectation or intention of not fully performing any material obligation pursuant to any Contract.  The Company has no knowledge of any breach or anticipated breach by any other party to any Contract.  The Company has no knowledge that any existing contracts or subcontracts with the Company’s or any Subsidiary’s customers cannot be fully performed by the Company or the applicable Subsidiary on time and without unusual expenditures of time or money.  Neither the Company nor any Subsidiary has any obligation to refund payments received for work not yet performed under contracts where the percentage of work completed is less than the percentage of revenues received to date.

(c)                                  Prior to the date of this Agreement, the Company has provided to Parent a true and complete copy of each written Contract listed on Schedule 3.13, and a written description of any material oral Contract, together with all amendments, waivers or other changes thereto.

3.14                           Intellectual Property Rights.

(a)                                  The Company, together with the Subsidiaries, owns, or is validly licensed or otherwise possesses legally enforceable rights to use, all patents, patent rights, trademarks, trademark rights, industrial designs, industrial design rights, trade names, trade name rights, service marks, domain names, copyrights, and any applications for any of the foregoing, maskworks, schematics, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), database, and tangible or intangible proprietary or confidential information (“Intellectual Property”) that are used or, to the knowledge of the Company necessary to be used, in the business of the Company and the Subsidiaries as conducted or proposed to be conducted by the Company and the Subsidiaries (collectively, “Company Intellectual Property”).

(b)                                 Section 3.14(b) of the Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks and trademark applications, all registered industrial designs and industrial design applications, registered trade names and registered service marks, domain names and all registered copyrights included in the Company Intellectual Property, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements other than non-exclusive licenses and sublicenses granted to customers in the ordinary course of business as to which the Company or any Subsidiary is a party and pursuant to which any third party is authorized to use any Company Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any third-party patents, trademarks or copyrights, including software, other than off-the-shelf, shrink wrapped software and other currently available commercial software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any product of the Company or any Subsidiary.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not cause either the Company or any Subsidiary to be in material violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify to any material extent such license, sublicense or agreement.  Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company or a Subsidiary is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), the Company Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Company Intellectual Property is being used by the Company or such Subsidiary.

(c)                                  To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property, any trade secret material of the Company or any Subsidiary or any Third Party Intellectual Property to the extent licensed by or through the Company or any Subsidiary, by any third party, including any current or former employee, contractor or independent consultant.  Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

(d)                                 Neither the Company nor any Subsidiary is, nor will be, as a result of the execution and delivery of this Agreement or the performance of obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

(e)                                  Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding during the past five (5) years which involves a claim of infringement of any patents, trademarks, industrial designs, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party.  Neither (i) the conduct of the business of the Company and the Subsidiaries as currently conducted nor (ii) the use of the Company Intellectual Property by the Company or any Subsidiary or the sale of products by the Company or any Subsidiary, infringes or violates any valid and enforceable license, trademark, trademark right, trade name, trade name right, industrial design, industrial design right, patent, patent right, invention, service mark, domain name or copyright of any third party in any material way.  No third party is challenging the ownership or license by the Company or any Subsidiary, or the validity or effectiveness thereof, of any of the Company Intellectual Property.  Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property during the past five (5) years against any third party.  There are no pending or, to the knowledge of the Company, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may have been commenced by the Company or any Subsidiary.  Neither the Company nor any Subsidiary is in material breach or violation of any material license agreement, and, to the knowledge of the Company, no other party is in breach or violation of, nor is any material breach or violation, to the knowledge of the Company, threatened nor has the Company or any Subsidiary suffered any actual loss of rights under any license agreement to which the Company or any Subsidiary is a party.

(f)                                    To the Company’s knowledge, the Company and each Subsidiary have executed written agreements with all former and current employees, consultants, contractors and any and all other third parties who materially participated in the design or creation of Company Intellectual Property which assign to the Company or such Subsidiary any and all rights to Company Intellectual Property including inventions, improvements, or discoveries of information, whether patentable or not, made by them during their service to the Company or such Subsidiary, and which are not considered a work made for hire.

(g)                                 The Company and each Subsidiary have taken reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”).  The Company and each Subsidiary have a policy requiring each employee, consultant and independent contractor to execute nondisclosure and assignment of inventions agreements in the Company’s standard forms attached to Section 3.14(g) of the Disclosure Schedule, and all, to the Company’s knowledge, current and former (during the past 18 months) key employees, consultants and independent contractors of the Company or any Subsidiary who have ever had access to Confidential Information have executed such an agreement.  All use, disclosure or appropriation of Confidential Information owned by the Company or any Subsidiary by a third party has been pursuant to the terms of a written agreement between the Company or such Subsidiary and such third party.  All use, disclosure or appropriation of Confidential Information not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful, which use, disclosure or appropriation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)                                 The Company, together with the Subsidiaries, solely owns all Company Intellectual Property that is conceived, made, discovered, reduced to practice or developed (in whole or in part, either alone or jointly with others) by any third parties performing any development, engineering, or manufacturing services on behalf of the Company or any other services that have created any Company Intellectual Property, such third parties including but not limited to all contract manufacturers, consultants providing contract engineering services, joint venture partners and providers of maquiladora services.

3.15                           Litigation.  There are no actions, arbitrations, mediations, suits, proceedings, orders or investigations pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would reasonably be expect to result in damages payable by the Company or any Subsidiary in excess of $500,000 with respect to any individual action, arbitration, mediation, suit, proceeding, order or investigation.

3.16                           Warranties.  The Disclosure Schedule summarizes under the caption referencing this Section 3.16 all claims outstanding, pending or, to the knowledge of the Company, threatened for breach of any warranty relating to products sold or services provided by the Company or any Subsidiary prior to the date hereof.  Such claims in the aggregate are not in excess of the reserve for product or service warranty claims set forth on the face of the Latest Balance Sheet.  The Company’s products have been manufactured in compliance in all material respects with the specifications of the customers for such products.  The description of the Company’s or any Subsidiary’s product and/or service warranties set forth under the caption referencing this Section 3.16 is correct and complete.

3.17                           Employees.

(a)                                  The Company has provided a true and complete list of the names and total number of employees of the Company and the Subsidiaries on the date of this Agreement which indicates (i) the names and total number of employees of the Company and the Subsidiaries employed on the date of this Agreement on a regular, full-time basis; (ii) the names and total number of employees of the Company and the Subsidiaries employed on the date of this Agreement on a temporary basis; and (iii) the names and total number of employees of the Company and the Subsidiaries working on the date of this Agreement on a part-time basis.

(b)                                 The Company has provided a true and complete list of all current salaried employees of the Company and the Subsidiaries as of the date of this Agreement, which correctly reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.  To the knowledge of the Company, no executive employee of the Company or any Subsidiary and no group of the Company’s or any Subsidiary’s employees has any plans to terminate his, her or their employment.  The Company and each Subsidiary has complied in all material respects at all times with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes.  Neither the Company nor any Subsidiary has any material labor relations problem pending, or to the knowledge of the Company, threatened and its labor relations are satisfactory.  There are no workers’ compensation claims pending against the Company or any Subsidiary, nor is the Company aware of any facts that would give rise to such a claim.  No executive officer and, to the knowledge of the Company, no employee of the Company or any Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such officer or employee to carry out fully all activities of such employee in furtherance of the business of the Company and each Subsidiary.  The Company or the Subsidiaries own all Intellectual Property material to and utilized in or anticipated to be utilized in the business of the Company developed by their respective current and former employees, contractors and independent consultants during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Company or the Subsidiaries.  To the knowledge of the Company, no employee or former employee of the Company or any Subsidiary has any claim with respect to any such Company Intellectual Property set forth in 3.14 of the Disclosure Schedule.

(c)                                  The employment of any terminated employee of the Company or any Subsidiary has been terminated in accordance with any applicable contractual terms and applicable law, and the Company and the Subsidiaries do not have any material liability under any material contract or applicable law toward any such terminated employee.  The consummation of the Merger or the other transactions contemplated hereby will not cause the Company or any Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person.

(d)                                 Neither the Company nor any Subsidiary has made any loans (except advances against accrued salaries or for business travel, lodging or other expenses in the normal course of business) to any employee of the Company or any Subsidiary.

(e)                                  Except as set forth in Section 3.17(e) of the Disclosure Schedule, (i) there are no strikes, slowdowns, work stoppages or other labor controversies pending or, to the knowledge of the Company, threatened in writing against or otherwise affecting the employees or facilities of the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary has experienced any labor strike, slowdown, work stoppage exceeding 24 hours or other material labor controversy involving its employees within the past two years; (iii) no labor representatives hold bargaining rights with respect to any employees of the Company or any Subsidiary, and there are no current or, to the knowledge of the Company, threatened attempts to organize or establish any trade union or employee association with respect to the Company or any Subsidiary; (iv) the Company and each Subsidiary has paid in full to all employees all wages, salaries and commissions due and payable to such employees and has fully accrued for on such Company’s or such Subsidiary’s accounts all amounts for wages, salaries and commissions due but not yet payable to such employees; (v) the Company and each Subsidiary has paid in the ordinary course all social security, social welfare, payroll, national insurance or similar contributions or Taxes due, and other contributions or Taxes due on wages, salaries, commissions and all other amounts paid to past or present employees; and (vi) there have been no lay-offs of employees or senior employees or work reduction programs undertaken by or on behalf of the Company or the Subsidiaries in the past two years, and no such programs have been adopted by any of the Company’s or Subsidiaries’ boards of directors or publicly announced within the prior three years.

(f)                                    Section 3.17(f) of the Disclosure Schedule sets forth a list of all employees of the Company who hold a temporary work authorization, including without limitation H-1B, F-1 or J-1 visas or work authorizations (the “Work Permits”), setting forth the name of the employees, the type of Work Permit and the length of time remaining on such Work Permit.  With respect to each Work Permit, all of the information that the Company provided to the U.S. Department of Labor (the “DOL”) and the U.S. Citizenship and Immigration Services, a bureau of the Department of Homeland Security (the “USCIS”), in the application for such Work Permit was, to the Company’s knowledge, true and complete at the time of filing and is, to the Company’s knowledge, true and complete as of the date hereof.  The Company received the appropriate notice of approval from the USCIS with respect to each such Work Permit.  The Company has not received any notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked.  There is no action pending or threatened in writing to revoke or adversely modify the terms of any of the Work Permits.

3.18                           Employee Benefit Plans.

(a)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and “Plan” means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company for the benefit of present or former employees or with respect to which the Company has any material liability.  “Plan” includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).  The Disclosure Schedule, under the caption referencing this Section 3.18(a), sets forth all Plans by name.

(b)                                 To the extent required (either as a matter of law or to obtain the intended Tax treatment and Tax benefits), all Plans comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans since January 1, 2002, (i) all required contributions which are currently due have been made or otherwise accrued for and an accrual to the extent required by GAAP has been made on the books and records of the Company for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) during the six year period prior to the date of this Agreement, to the Company’s knowledge there have been no nonexempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code), except in the case of subparagraphs (ii) and (iii), to the extent of any such failure, violation, lack of compliance, actions, suits, claims, or transactions, would not have a Material Adverse Effect.  Except as otherwise disclosed in the Disclosure Schedule under the caption referencing this Section 3.18(b), all benefits under the Plans (other than Code Section 125 cafeteria plans) are payable either through a fully-funded trust or an insurance contract and no welfare benefit Plan (as defined in Section 3(1) of ERISA) is self-funded.

(c)                                  Parent has received or has had made available to it true and complete copies of (i) all Plan documents, including related trust agreements,  funding arrangements, and insurance contracts; (ii) the most recent determination letter, if any, received by the Company from the Internal Revenue Service (the “IRS”) regarding the Plans and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements for the Plans, if any; (iv) the most recently prepared actuarial valuation reports, if any; (v) current summary plan descriptions and summaries of material modification; (vi) annual returns/reports on Form 5500 and summary annual reports for each of the most recent three plan years, (vii) any other filings with the IRS or the DOL within the last five years preceding the date of this Agreement, and (viii) service agreements, if any, for the Plans. To the knowledge of the Company, nothing has occurred that could materially adversely affect the qualification of the Plans and their related trusts.

(d)                                 The Company does not maintain or contribute to (and has never contributed to) any multiemployer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential material liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan.

(e)                                  The Company has no actual or potential material liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in Section 3.18 of the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code or other applicable law.

(f)                                    Except as set forth in Section 3.18 of the Disclosure Schedule, the events contemplated by this Agreement will not trigger, accelerate, or otherwise entitle any current or former employees of the Company to severance or other benefits.

(g)                                 To the knowledge of the Company, neither the Company nor any of its directors, officers, employees or other “fiduciaries,” as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Parent or any of their respective directors, officers or employees to any material liability under ERISA or any other applicable law.

(h)                                 There are no other trades or businesses (other than Subsidiaries of the Company), whether or not incorporated, which, together with the Company, would be deemed to be a “single employer” within the meaning of Code Sections 414(b), (c) or (m).

(i)                                     To the knowledge of the Company, except with respect to Taxes on benefits paid or provided, no material Tax has been waived or excused, has been paid or is owed by any Person (including, but not limited to, any Plan, any Plan fiduciary or the Company) with respect to the operations of, or any transactions with respect to, any Plan.  To the knowledge of the Company, no action has been taken by the Company, nor has there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject any Person to any material liability or Tax imposed by the IRS or DOL in connection with any Plan.  No reserve for any Taxes has been established with respect to any Plan by the Company nor has any advice been given to the Company with respect to the need to establish such a reserve.

(j)                                     There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) written complaints to or by any Governmental Entity, which are pending, anticipated or, to the knowledge of the Company, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or its officers or employees with respect to any Plan other than any proceedings, investigations, audits, or complaints that would not have a Material Adverse Effect.

(k)                                  There are no leased employees, as defined in Section 414(n) of the Code, providing services to the Company, that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code.

(l)                                     Each Plan may be terminated directly or indirectly by Parent and the Company, in their sole discretion, at any time before or after the Closing Date in accordance with its terms, without causing Parent or the Company to incur any liability to any Person or Governmental Entity for any conduct, practice or omission of the Company which occurred prior to the Closing Date, except for liabilities to, and the rights of, the employees thereunder accrued prior to the Closing Date, or if later, the time of termination, and, except for continuation rights required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, reasonably expected to have a cost to the Company in excess of $100,000.

3.19                           Insurance.  Each of the Company and the Subsidiaries has at all times maintained commercially reasonable insurance relating to its business and covering property, fire, casualty, liability, life, workers’ compensation, and all other forms of insurance customarily obtained by businesses in the same industry.  Such insurance:  (a) is in full force and effect; (b) is sufficient for compliance, in all material respects, with all requirements of applicable law and of any contract or agreement to which the Company or such Subsidiary is subject; (c) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated; and (d) provides commercially reasonable insurance coverage for the activities of the Company or such Subsidiary.

3.20                           Affiliate Transactions.  Except as disclosed in the Disclosure Schedule under the caption referencing this Section 3.20, and other than pursuant to this Agreement, no officer or director of the Company or any Subsidiary or any member of the immediate family of any such officer or director, or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively “insiders”), has any agreement with the Company or any Subsidiary (other than normal employment, severance and similar arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any Subsidiary (other than ownership of capital stock of the Company).  None of the insiders has any material direct or indirect interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) in any competitor, vendor, supplier or customer of the Company or any Subsidiary or in any Person from whom or to whom the Company or any Subsidiary leases any property, or in any other Person with whom the Company or any Subsidiary transacts business of any nature.  For purposes of this Section 3.20, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, and siblings of such officer, director or employee.

3.21                           Customers and Supplier.  The Disclosure Schedule, under the caption referencing this Section 3.21, lists the 10 largest customers and the 10 largest suppliers of the Company and the Subsidiaries for the fiscal year ended February 28, 2005 and for the three-month period ended May 31, 2005 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company and the Subsidiaries attributable to such customer or supplier for each such period.  Since the Balance Sheet Date, no customer or supplier listed on the Disclosure Schedule under the caption referencing this Section 3.21 has indicated to the Company that it will stop or substantially decrease the volume of business done with the Company and the Subsidiaries, taken as a whole, except for decreases in the ordinary course of the Company’s or the Subsidiaries’ business.

3.22                           Compliance with Laws; Permits.

(a)                                  Other than with respect to Taxes, Plans, and Environmental Laws, which are addressed solely in Sections 3.12, 3.18 and 3.23, respectively, the Company has complied in all material respects with, and is not in any material violation of, all applicable laws, including, but not limited to, federal, state, local and foreign laws pertaining to product labeling, consumer products safety, equal employment opportunity, immigration, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, which affect the business, the assets of the Company or the Subsidiaries or the Real Property and to which the Company or the Subsidiaries may be subject, and to the knowledge of the Company, no claims have been filed against the Company or any Subsidiary alleging a material violation of any such laws.  Neither the Company nor any Subsidiary is relying on any exemption from or deferral of any such applicable law that would not be available to it after the Closing.

(b)                                 The Company and each Subsidiary have, in full force and effect, all material licenses, approvals, permits and certificates, from federal, state and foreign authorities and all material licenses, approvals, permits and certificates from local authorities, in each case, necessary to conduct their respective business and own and operate their respective assets in all material respects (collectively, the “Permits”).  A true and complete list of all the Permits is set forth under the caption referencing this Section 3.22 in the Disclosure Schedule.  The Company and each Subsidiary have conducted its business in compliance with all material terms and conditions of the Permits.

(c)                                  Neither the Company, any Subsidiary nor any Person representing the Company or any Subsidiary has offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, political party official or candidate, official of a public international organization or any other Person in a position to assist or hinder the Company or the Subsidiaries in connection with any actual or proposed transaction, other than payments required or permitted by the laws of the applicable jurisdiction; provided, however, that any such payments shall have been in compliance with the U.S. Foreign Corrupt Practices Act.

(d)                                 The Company and the Subsidiaries have conducted their export transactions in accordance with applicable provisions of export control laws, including, without limitation, any laws relating to the export of technology.

(e)                                  Neither the Company nor any Subsidiary has or has had in the past, any legal obligation to file any form, report, schedule, statement, proxy statement or other document or information with the SEC, and has not filed with the SEC any such form, report, schedule, statement, proxy statement or other document or information.

3.23                           Environmental Matters.

(a)                                  As used in this Section 3.23, the following terms have the following meanings:

(i)                                     “Environmental Costs” means any and all costs and expenditures, including any reasonable fees and expenses of attorneys and any and all costs of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)                                  “Environmental Laws” means all applicable federal, state, local and other U.S. laws, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and other laws, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

(iii)                               “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state, local or other U.S. law or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or would subject the Company or any Subsidiary to any imposition of costs or liability under any Environmental Law.

(iv)                              “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)                                 “Property” means real property owned, leased, controlled or occupied by the Company or any U.S. Subsidiary at any time, including the Real Property.

(vi)                              “Regulatory Action” means any litigation with respect to the Company or any Subsidiary brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vii)                           “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(viii)                        “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)                                 No Third-Party Environmental Claim or Regulatory Action is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

(c)                                  To the Company’s knowledge, no Property is listed on a List.

(d)                                 All transfer, transportation or disposal of Hazardous Materials by the Company or any Subsidiary to properties not owned, leased or operated by the Company or any Subsidiary has been in compliance in all material respects with applicable Environmental Law.  The Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) publicly listed for possible inclusion on any List or (iii) to the Company’s knowledge, the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)                                  No Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)                                    There has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location.

(g)                                 To the Company’s knowledge, the Property at all times has been used and operated, in compliance in all material respects with all applicable Environmental Law.

(h)                                 Each of the Company and the Subsidiaries has obtained all governmental authorizations relating to Environmental Law necessary for operation of the Company’s business.  All governmental authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement.  Each of the Company and the Subsidiaries has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

(i)                                     No Hazardous Materials have been treated, handled, manufactured, buried, incinerated, or deposited, under or about any part of the Property.  To the Company’s knowledge, the Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides.  No aboveground or underground storage tanks are located on, under or about the Property, or, to the Company’s knowledge, have been located on, under or about the Property and then subsequently been removed or filled.  If any such storage tanks exist on, under or about the Property, such storage tanks have been duly registered with all appropriate Governmental Entities and are otherwise in compliance with all applicable Environmental Law.

(j)                                     To the Company’s knowledge, no material expenditure will be required in order for Buyer, the Company or any Subsidiary to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.

(k)                                  All environmental reports and investigations that the Company or any Subsidiary has obtained or ordered with respect to the Company, any Subsidiary or the Property are listed on Schedule 3.23.

(l)                                     No encumbrance has been attached or filed against the Company or any Subsidiary in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

3.24                           Bank Accounts.  The Disclosure Schedule under the caption referencing this Section 3.24 sets forth a full and complete list of all bank accounts and safe deposit boxes of the Company and each Subsidiary, the number of each such account or box, and the names of the persons authorized to draw on such accounts or to access such boxes.  All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

3.25                           Vote Required.  The only votes of the holders of any class or series of Company Capital Stock necessary to approve the Merger are (i) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a single class, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a single class, and (iii) the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Company Common Stock, voting as a single class (assuming that each share of Series A Preferred Stock and each share of Series B Preferred Stock has been converted to shares of Company Common Stock in accordance with their respective terms), and no other vote of the holders of any class or series of the capital stock of the Company is necessary to approve the other transactions contemplated hereby.

3.26                           Anti-takeover Plan; State Takeover Statutes.

(a)                                  Neither the Company nor any Subsidiary of the Company has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or any similar plan, device or arrangement, and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

(b)                                 To the Company’s knowledge, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

3.27                           Indemnification Obligations.  The Company has no knowledge of any action, proceeding or other event pending or threatened against any officer or director of the Company or any Subsidiary which would give rise to any indemnification obligation of the Company or any Subsidiary to its officers and directors under its Charter Documents, Governing Documents or any agreement between the Company or any Subsidiary and any of its officers or directors.

3.28                           Brokerage.  Except as set forth in the Disclosure Schedule under the caption referencing this Section 3.28, no third party shall be entitled to receive any  brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.29                           No Other Representations.  Except for the representations and warranties contained in this Article III, the Company makes no further representation or warranty, express or implied, in respect of this Agreement or the subject matter hereof.

Article IV
Representations and Warranties of Parent

Parent hereby represents and warrants to the Company that:

4.1                                 Incorporation and Corporate Power.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.2                                 Execution, Delivery; Valid and Binding Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, and the other documents contemplated hereby, when executed and delivered by Parent, will constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3                                 No Violations, etc.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination under the provisions of Parent’s or Merger Sub’s Articles of Incorporation or Articles of Organization, respectively, or Bylaws or any hypothecation, indenture, mortgage, lease, loan agreement or other agreement or instrument by which Parent or Merger Sub is bound or affected, the breach, default, violation or termination of which would result in a material adverse effect on Parent or Merger Sub.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby other than in connection with the applicable requirements of the HSR Act.

4.4                                 Litigation.  Except as disclosed in registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated by reference) filed or required to be filed by Parent with the SEC since November 1, 2002 to the date hereof, there are no material actions, arbitrations, mediations, suits, proceedings, orders or investigations pending or threatened in writing against Parent, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any other Person.

4.5                                 Financing.  Parent has, or will have at Closing, funds sufficient to consummate the transactions contemplated by this Agreement.

Article V
Conduct Prior to the Closing

5.1                                 Conduct of the Business.  The Company shall, and shall cause each Subsidiary to, observe each term set forth in this Section 5.1 or specifically required by this Agreement, and agrees that, except as set forth in Section 5.1 of the Disclosure Schedule or contemplated by this Agreement, from the date hereof until the Closing Date, unless otherwise consented to by Parent in writing:

(a)                                  The business of the Company and each Subsidiary shall be conducted only in, and none of the Company or the Subsidiaries shall take any action except in, the ordinary course of the Company’s and each Subsidiary’s business and in accordance in all material respects with all applicable laws and the Company’s and each Subsidiary’s past custom and practice;

(b)                                 Other than the use of cash or cash equivalents as directed by the Company’s Board of Directors (other than to employees), neither the Company nor any Subsidiary shall, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of its capital stock; (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Charter Documents or Governing Documents; (iv) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its capital stock; (v) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities of such entity; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any interest in any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities other than in the ordinary course under existing credit facilities; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days except in the ordinary course; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; (x) other than amendments to Contracts with customers made in the ordinary course, amend or modify any Contract listed on Section 3.13 of the Disclosure Schedule, or enter into any contract or agreement that otherwise would be listed on Section 3.13 of the Disclosure Schedule if such contract or agreement had been in effect on the date of this Agreement; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b);

(c)                                  Neither the Company nor any Subsidiary shall, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or consultants, or (ii) in the case of employees who are not officers, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(d)                                 Neither the Company nor any Subsidiary shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

(e)                                  Other than in the ordinary course of business, neither the Company nor any Subsidiary shall cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f)                                    The Company and each Subsidiary shall use its best efforts to (i) preserve intact the Company’s and each Subsidiary’s business organization and goodwill, keep available the services of the Company’s and each Subsidiary’s officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company and each Subsidiary; (ii) confer on a regular and frequent basis with representatives of Parent to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Parent of any emergency or other change in the normal course of the Company’s and each Subsidiary’s business or in the operation of the Company’s and each Subsidiary’s properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (v) promptly notify Parent in writing if the Company or any Subsidiary shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

(g)                                 The Company (for purposes of this Section 5.1(g), all references to the Company shall include the Tax Affiliates and any former subsidiaries and affiliates, of the Company) shall file (or cause to be filed) at its own expense, on or prior to the due date, all Returns, including all Returns and reports relating to the Plans, for all Tax periods ending on or before the Closing Date where the due date for such Returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Closing Date (all Returns described in this Section 5.1(g) and any schedules to be included therewith shall be prepared on a basis consistent with the Returns of the Company prepared for prior Tax periods); provided, however, that the Company shall not file any such Returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with and approval by Parent.  The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax Return or election of the Company at least ten days before filing such return or election and shall reasonably cooperate with any request by Parent in connection therewith;

(h)                                 Neither the Company nor any Subsidiary shall (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) change any of their methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the federal or state income Tax Returns for the taxable year ended February 28, 2004;

(i)                                     The Company and the Subsidiaries shall not change any of their methods of accounting in effect at February 28, 2005, other than those required by GAAP; and

(j)                                     The Company and the Subsidiaries shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.8 hereof.

5.2                                 Access to Books and Records.  Between the date hereof and the Closing Date, the Company shall afford to Parent and its authorized representatives (the “Parent Representatives”) reasonable access at reasonable times and upon reasonable notice to the facilities, senior officers, employees, products, processes, technology, business and financial records, contracts, business plans, budget and projections, customers, suppliers and other material information regarding the Company and the Subsidiaries as Parent may reasonably request, and the work papers of Stowe & Degon, the Company’s independent accountants, and otherwise provide such assistance as is reasonably requested by Parent in order that Parent may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company and the Subsidiaries.  In addition, the Company and its officers and directors shall cooperate fully (including providing introductions where necessary) with Parent to enable Parent to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Company and the Subsidiaries, as Parent deems reasonably necessary; provided, that Parent agrees not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld; and provided that Parent may not unreasonably interfere with the Company’s or any Subsidiary’s normal operations; and provided that all such access under this Section 5.2 shall be coordinated only through the senior officers of the Company.  Parent acknowledges its obligations pursuant to the confidentiality letter agreement, dated May 17, 2005, between Parent and the Company, as supplemented by the letter agreement, dated June 28, 2005, between Parent and the Company (collectively, the “Confidentiality Agreement”) with respect to any Evaluation Materials (as such term is defined in the Confidentiality Agreement) disclosed to Parent and the Parent Representatives by the Company pursuant to the covenants contained in this Section 5.2.

5.3                                 Company Debt.  The Company shall discharge or cause to be discharged all amounts owed pursuant to the Company Debt at or before the Effective Time.

Article VI
Additional Agreements

6.1                                 Company Shareholders’ Meeting.

(a)                                  The Company will take all action necessary under all applicable laws to call, give notice of and hold a meeting of its shareholders to vote on a proposal to adopt this Agreement  (the “Company Shareholders’ Meeting”), or, in lieu thereof, to obtain the necessary shareholder consents.  The Company Shareholders’ Meeting will be held on a date selected by the Company in consultation with Parent as promptly as practicable after the date of this Agreement.  The Company will ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable laws.  The Company shall provide Parent with reasonable opportunity to review and comment on all materials disseminated to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

(b)                                 The notice of the Company Shareholders’ Meeting or any accompanying proxy statement will include a statement to the effect that the board of directors of the Company recommends that the Company’s shareholders vote to adopt this Agreement at the Company Shareholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s shareholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”).

6.2                                 Regulatory Filings.  As promptly as practicable after the execution of this Agreement, Parent and the Company shall make or cause to be made all filings and submissions under any laws, including the HSR Act, applicable to such party for the consummation of the transactions contemplated herein.  The Company will coordinate and cooperate with Parent, and Parent will coordinate and cooperate with the Company in exchanging such information necessary to make such filings.  Any cooperation provided by any party to the other parties towards making the necessary filings and obtaining the necessary approvals shall not derogate from or release such party from its obligations to make the necessary filings and obtain the necessary approvals applicable to such party for the consummation of the transactions contemplated herein.

6.3                                 Bonus Pool.  Parent shall adopt the Retention Bonus Plan as agreed upon by Parent and Company to be effective at the Effective Time.

6.4                                 Conditions.  Each of Parent and the Company shall take all commercially reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish such information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger.  Each party will take all commercially reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by any Governmental Entity, or other third party, required to be obtained or made by such party in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, including all consents, waivers or approvals required under any Contracts disclosed in Section 3.12 of the Disclosure Schedule; provided, however, that Parent shall not be required to agree to any divestiture by Parent, the Company or any of Parent’s subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.5                                 No Negotiations.  From and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, the Company shall not, and the Company will instruct its officers, directors, employees, agents, representatives and affiliates, not to, directly or indirectly solicit, initiate or encourage submission of any proposal or offer from any Person (including any of its or their officers or employees, representatives, agents, or affiliates) relating to any liquidation, dissolution, recapitalization, tender or exchange offer, solicitation of proxies, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or any of the Subsidiaries or other similar transaction or business combination involving the Company or any of the Subsidiaries, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  The Company shall promptly notify Parent if any such proposal or offer, or any inquiry from or contact with any Person with respect thereto, is made and shall promptly provide Parent with such information regarding such proposal, offer, inquiry or contact as Parent may request.

6.6                                 Notification of Certain Matters.  The Company or Parent, as the case may be, shall promptly notify the other party of (a) its obtaining of knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Merger or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

6.7                                 Nonsolicitation.  In the event of termination of this Agreement without a Closing, each party to this Agreement (other than MJN) agrees that, during the period beginning on the date hereof and ending on the date which is one (1) year after the date hereof, neither such party nor any affiliate thereof shall, directly or indirectly, solicit for employment or other services, or hire any person who is or was an employee of the other party or any subsidiary thereof as of the date hereof.

6.8                                 MJN Covenant Not to Compete.

(a)                                  For the purposes of this Agreement, the following terms have the meanings set forth below:

(i)                                     The “Business” means the design, manufacture, marketing, distribution or sale of fiber connectivity devices used in communications networks to provide the physical interconnections between network components or access points in the networks, including, but not limited to, Fiber-to-the-X Products and Fiber Distribution Panels, Frames and Cables Products.

(ii)                                  “Fiber-to-the-X Products” means any products used to deploy fiber optic lines from the communications service provider’s office to its residential or business subscribers’ neighborhood, curb or premise.  Fiber-to-the-X Products include but are not limited to fiber distribution terminals, fiber access terminals, passive optical splitter modules, wavelength division multiplexer modules, connectors, drop cables, drop terminals, and loop-back connectors designed to bring flexibility in implementation and optimization of capital infrastructure to customers deploying fiber optic lines directly from the communications service provider’s local office to its residential or business subscribers’ neighborhood, curb or premise.

(iii)                               “Fiber Distribution Panels, Frames and Cables Products” means fiber distribution frames, fiber distribution panels, splice panels, adapters, attenuators, patch cords, and cable assemblies designed to provide interconnection between outside plant and transmission equipment in a service provider’s network, or between building entrance and workstation in a LAN/Data communications application.

(b)                                 As an inducement for Parent to enter into this Agreement and as additional consideration for the Merger Consideration to be paid to holders of shares of the Company Capital Stock immediately prior to the Effective Time of this Agreement (including, without limitation, the portion of the Merger Consideration to be paid to MJN), for a period commencing on the Effective Date and ending on the five-year anniversary of the Effective Date, MJN will not, directly or indirectly, engage in, acquire, own or hold a business anywhere in the world that competes with the Parent’s or any affiliate’s operation of the Business, including as a proprietor, principal, agent, partner, officer, director, shareholder, employee, member of any association, consultant or otherwise.  Ownership by MJN or any affiliate of MJN, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market will not constitute a breach of this Section 6.8.

6.9                                 MJN Nonsolicitation.  During the period that commences on the Effective Date and ends on the five-year anniversary of the Effective Date, MJN will not, directly or indirectly, employ (or attempt to employ or interfere with any employment relationship with) any employee of Parent or any affiliate of Parent who (i) was employed by the Company prior to the Effective Date, or (ii) is involved or becomes involved in any activity related to the Business during the term of MJN’s employment by Parent, except with permission of Parent, which shall not be unreasonably withheld.

6.10                           MJN Covenant Regarding Confidential Information.

(a)                                  MJN will keep confidential and protect, and will not divulge, allow access to or use in any way, (i) Intellectual Property rights, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the business and affairs (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing (“Confidential Information”) of the Company, any Subsidiary or Parent or any affiliate of Parent, regardless of whether such Confidential Information is known by MJN on the date hereof or becomes known to him in the future.  MJN acknowledges that such Confidential Information constitutes a unique and valuable asset of the Company, such Subsidiary or Parent or such affiliate, as applicable, and represents a substantial investment of time and expense by the Company, such Subsidiary or Parent or such affiliate, as applicable, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company, a Subsidiary, or Parent or an affiliate of Parent would be wrongful and would cause irreparable harm to the Company, such Subsidiary or Parent or such affiliate, as applicable.  MJN will deliver promptly to Parent or destroy, at the request and option of Parent, all tangible and intangible embodiments (and all copies) of such Confidential Information that are in his possession at any time.  The foregoing obligations of confidentiality will not apply to any Confidential Information that is or subsequently becomes publicly known or publicly available, other than as a direct or indirect result of the breach of this Agreement by MJN.

(b)                                 In the event that MJN or any affiliate is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, MJN will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 6.10.  If, in the absence of a protective order or the receipt of a waiver from Parent, MJN or such affiliate is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, MJN or such affiliate may disclose the Confidential Information to the tribunal; provided, however, that MJN will use MJN’s best efforts to obtain, at the request of Parent and at its expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent designates.

6.11                           Acknowledgement/Equitable Relief.

(a)                                  MJN acknowledges that Parent has required that MJN make the agreements in Sections 6.8, 6.9 and 6.10 as a condition to Parent’s consummation of the transactions contemplated by this Agreement.  MJN acknowledges that the agreements contained in Sections 6.8, 6.9 and 6.10 are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of Parent, including the preservation of the business of Parent.  MJN acknowledges that Parent is not entitled to indemnification under Article IX of this Agreement or under the Voting Agreement for losses or damages sustained as a result of breaches of the covenants contained in Sections 6.8, 6.9 and 6.10 of this Agreement and that any violation or breach of Sections 6.8, 6.9 or 6.10 will result in substantial and irreparable harm to Parent for which no adequate remedy may exist at law.  Accordingly, MJN acknowledges: (i) the right of Parent to bring an action in law against him personally for breaches of the covenants contained in Sections 6.8, 6.9 or 6.10 and (ii) in addition to any relief at law that may be available to Parent for such violation or breach and regardless of any other provision contained in this Agreement, Parent will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Parent provide any bond or other security).

(b)                                 In the event of a violation or breach by MJN of any agreement set forth in Sections 6.8, 6.9 and 6.10, the term of such agreement will be extended by the period of the duration of such violation or breach.

(c)                                  If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 6.8, 6.9 or 6.10 is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Article VII
Conditions to Closing

7.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a)                                  No Injunctions or Restraints.  No judgment, order, decree or law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material sanctions, damages, or liabilities directly arising out of the Merger on Parent or the Company or any of their officers or directors; or (ii) preventing the consummation of the Merger.

(b)                                 Governmental Action.  No action or proceeding shall be threatened, instituted or pending by any Governmental Entity challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Merger, asserting the illegality of the Merger or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(c)                                  Governmental Approvals.  The applicable waiting period under the HSR Act shall have expired or been terminated, and all other material governmental filings, authorizations, consents, orders or approvals that are required for the consummation of the transactions contemplated hereby will have been duly filed and, as required, obtained.

7.2                                 Additional Conditions to Parent’s Obligations.  The obligation of Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Parent’s sole discretion) of each of the following conditions on or before the Closing Date:

(a)                                  Representations and Warranties True and Correct.  The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) set forth therein and without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date, provided that such representations and warranties shall be deemed to be true and correct in all material respects only if the failure or failures of such representations and warranties to be so true and correct without regard to knowledge, materiality, and Material Adverse Effect exceptions do not represent in the aggregate a Material Adverse Effect;

(b)                                 Covenants Performed.  The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c)                                  No Injunctions or Restraints.  No judgment, order, decree or law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any portion of the business, assets or property of the Company or any Subsidiary or of Parent;

(d)                                 Shareholder Approval.  This Agreement shall have been duly adopted by the Required Company Shareholder Vote;

(e)                                  Articles of Merger.  Articles of Merger shall have been filed with the Secretary of Commonwealth of the Commonwealth of Massachusetts and such Articles of Merger shall be effective under the MBCA;

(f)                                    Consents Obtained.  The Company shall have obtained, or caused to be obtained, each consent and approval referred to in Section 3.5 hereof;

(g)                                 Schedule of Company Debt.  The Company shall have delivered an updated Schedule 2.5 in form reasonably satisfactory to Parent listing the Company Debt, including the amounts of principal and accrued interest or other payment obligation then outstanding for each item as of the Closing Date;

(h)                                 MJN Loan.  MJN shall have repaid all amounts owed by him to the Company pursuant to the Promissory Note, made in April 2001, and the Company shall have provided evidence reasonably satisfactory to Parent of such repayment;

(i)                                     No Material Adverse Change.  Between the date of this Agreement and the Closing Date, there shall not have occurred any event or circumstance (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), which would result in  a Material Adverse Effect;

(j)                                     No Damage to Properties.  There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company or any Subsidiary, whether or not covered by insurance, which, in the aggregate, has, or would have, a Material Adverse Effect;

(k)                                  MJN Employment Agreement.  The Employment Agreement, dated July 21, 2005, between Parent and MJN shall be in full force and effect, and MJN shall not have indicated any intention of not fulfilling his obligations thereunder;

(l)                                     Agreements.  The Company shall have entered into the agreements listed on Schedule 7.2(l) to this Agreement on terms reasonably satisfactory to Parent;

(m)                               Delivery of Certain Documents. On the Closing Date, the Company shall have delivered to Parent all of the following:

(i)                                     a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii)                                  a copy of (A) the text of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, (B) the Charter Documents and Governing Documents of the Company and each of the Subsidiaries, along with a certificate executed by the Secretary of the Company, certifying to Parent that such copies are true, correct and complete copies of such resolutions, Charter Documents and Governing Documents, respectively, and that such resolutions, Charter Documents and Governing Documents were duly adopted and have not been amended or rescinded and (C) an incumbency certificate executed on behalf of the Company by the Secretary of the Company certifying the signature and office of each officer executing this Agreement and such other agreements contemplated in this Agreement;

(iii)                               copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

(iv)                              the Company’s and each Subsidiary’s minute books, stock transfer records, corporate seal and other materials related to the Company’s and each Subsidiary’s corporate administration;

(v)                                 a copy, fully executed by Shareholders’ Representative, of the Escrow Agreement;

(vi)                              Parent shall have received the resignation in writing of the directors and officers of the Company and the Subsidiaries effective as of the Closing Date and each director shall have waived any and all claims (other than any indemnification claim, subject to the limitations of Massachusetts law and the Company’s Charter Documents, provided that, no such officer or director shall make a claim for indemnification as a result of an indemnification obligation to a Parent Indemnified Party pursuant to Article IX of this Agreement) against the Company and the Subsidiaries as of the Closing Date;

(vii)                           a certificate of the Company dated the Closing Date stating that holders of no more than 5% of the shares of Company Capital Stock outstanding immediately prior to the Closing has exercised any appraisal rights under the MBCA;

(viii)                        such other certificates, documents and instruments as Parent reasonably requests related to the transactions contemplated hereby and not otherwise inconsistent with the provisions of this Agreement; and

(ix)                                a written opinion from Bowditch & Dewey, LLP, dated the Closing Date, addressed to Parent and reasonably satisfactory to Parent’s counsel;

7.3                                 Additional Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in the Company’s sole discretion) of each of the following conditions on or before the Closing Date:

(a)                                  Representations and Warranties True and Correct.  The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b)                                 Covenants Performed.  Parent shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing; and

(c)                                  Delivery of Certain Documents.  On the Closing Date, Parent will have delivered to the Company:

(i)                                     a certificate of an officer of Parent dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii)                                  a copy, fully executed by Parent, of the Escrow Agreement;

(iii)                               a copy of each of (A) the text of the resolutions adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate executed on behalf of Parent and Merger Sub by their respective corporate secretaries certifying to the Company that such copy is a true and complete copy o such resolutions, and that such resolutions were duly adopted and have not been amended ore rescinded, and (B) an incumbency certificate executed on behalf of Parent and Merger Sub by their respective corporate secretaries certifying the signature and office of each officer executing this Agreement and such other agreements contemplated in this Agreement;

(iv)                              a written opinion from Parent’s counsel dated the Closing Date, addressed to the Company and reasonably satisfactory to Company’s counsel and

(v)                                 such other certificates, documents and instruments as the Company may reasonably require relating to the transactions contemplated hereby.

Article VIII
Termination

8.1                                 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by the mutual consent of Parent and the Company;

(b)                                 by either Parent or the Company if there has been a material misrepresentation, material breach of warranty or material breach of covenant on the part of the Company, on the one hand, or Parent, on the other, in the representations, warranties and covenants set forth in this Agreement and such material misrepresentation or breach of warranty or breach of covenant is not cured by the breaching party within 30 days following the receipt by the breaching party of a notice from the non-breaching party of any such breach;

(c)                                  by either Parent or the Company if the transactions contemplated hereby have not been consummated by December 31, 2005; provided, that, neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 8.1(c) if Parent’s or the Company’s, respectively, willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(d)                                 by Parent if, after the date hereof, there shall have been a Material Adverse Effect or if, after the date hereof, an event shall have occurred which, would result in any Material Adverse Effect; except to the extent that the Company is capable of taking action to cure the Material Adverse Effect of such change or such event and the Company has taken such action within 30 days following the earlier to occur of the Company’s discovery of such change or event and receipt by the Company of written notice from Parent that such a change or such an event has occurred.

8.2                                 Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 hereof, all provisions of this Agreement shall terminate and there shall be no liability on the part of Parent or the Company or their respective shareholders, officers, or directors, except that:  (i) Sections 11.1 (press releases), 11.2 (expenses) and 11.12 (governing law) hereof shall survive indefinitely, and (ii) the parties shall remain liable for their willful or fraudulent breaches of this Agreement prior to the time of such termination.

Article IX
Survival; Indemnification

9.1                                 Survival of Representations and Warranties.  Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article II, Article III and Article IV hereof shall, except as provided below, survive the Closing for the greater of the following periods:  (a) two years from the Closing Date, or (b) with respect to any specific representation or warranty under which a party shall have made a claim for indemnification hereunder prior to the second anniversary of the Closing Date and as to which such claim has not been completely and finally resolved prior to the second anniversary of the Closing Date, such representation or warranty shall survive for the period of time beyond the second anniversary of the Closing Date sufficient to resolve, completely and finally, the claim relating to such representation or warranty.  Notwithstanding the preceding sentence, the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 3.12, 3.18, 3.23, 4.1 and 4.2 shall survive for the length of the applicable statutory period within which to assert a claim with respect thereto but in no event more than four years after the Effective Time (the “Extended Reps”).  This Section 9.1 shall not limit or apply to any covenant or agreement of the parties that by its terms contemplates performance after Closing.

9.2                                 Indemnification by Shareholders.

(a)                                  Subject to the limitations of Sections 9.2(b) and 9.2(c) hereof, and except with respect to any matters disclosed in the Disclosure Schedule hereto, except as otherwise set forth therein, holders of Company Capital Stock immediately prior to the Effective Time, other than holders of Employee Outstanding Common (the “Holders”) shall indemnify in full, on or after the Effective Time, Parent, the Company and their respective officers, directors, employees, agents, shareholders and subsidiaries (collectively, the “Parent Indemnified Parties”) and hold them harmless from and against any claim, demand, loss, liability, obligation, deficiency, action, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid (collectively “Losses”), which the Parent Indemnified Parties may suffer, sustain or become subject to as a result of (i) any inaccuracy or misrepresentation in or breach of any of the representations and warranties of the Company contained in this Agreement or in the Disclosure Schedule or closing certificates delivered or to be delivered by or on behalf of the Company pursuant to the terms of this Agreement (collectively, the “Related Documents”) or (ii) any breach of, or failure to perform, any covenant of the Company contained in this Agreement (collectively, the “Parent Losses”).  The indemnification provided by this Section 9.2(a) shall be satisfied (i) initially from the Escrow Amount during the term of the Escrow Agreement and (ii) thereafter, to the extent applicable, in the manner permitted by the Voting Agreement.

(b)                                 Until the termination of the Escrow Agreement, the Holders will be liable to the Parent Indemnified Parties for any Parent Loss, and Parent shall offset against the Escrow Amount in the manner permitted by this Section 9.2(b)) (i) only if Parent delivers to Shareholders’ Representative a written notice, pursuant to Section 9.4 and 9.5, as applicable, with respect to such Parent Indemnified Party’s Claim to be indemnified for such Parent Losses prior to two years after the Closing Date and (ii) only if the aggregate amount of all Parent Losses exceeds $1,300,000 (the “Basket Amount”), in which case the Holders shall be obligated to indemnify Parent Indemnified Parties for the total amount of such Parent Losses in excess of the Basket Amount, as limited by the Cap (as defined below); provided, however, that the Basket Amount shall apply only to breaches, inaccuracies or misrepresentations of representations and warranties other than those set forth in Sections 3.1, 3.3, 3.4 and 3.12 hereof and shall not apply to (i) any breaches of any covenants of the Company set forth in Article V or Article VI of this Agreement or (ii) any Parent Losses related to any action required to enforce the indemnification obligations contained in this Agreement.  Except for actual fraud in connection with any breach or misrepresentation by the Company, the aggregate liability of the Holders for all amounts under this Section 9.2, including, but not limited to, costs of litigation and expenses related thereto, shall not exceed an amount equal to $34,000,000 (the “Cap”).

(c)                                  After the termination of the Escrow Agreement, the Holders that are parties to the Voting Agreements to be delivered at Closing will be liable to the Parent Indemnified Parties for any Parent Loss arising from a breach of any of the Extended Reps or any covenant of the Company set forth in Article V or Article VI or any indemnification obligations contained in this Agreement the performance of which may or is specified to occur after the expiration of such two-year period for which a claim may be brought through the survival period set forth in Section 9.1, and Parent shall be entitled to reimbursement pursuant to the indemnification terms contained in the Voting Agreement, (i) only if Parent delivers to Shareholders’ Representative a written notice, pursuant to Section 9.4 and 9.5, as applicable, with respect to such Parent

Indemnified Party’s Claim to be indemnified for such Parent Losses prior to expiration of the applicable survival period set forth in Section 9.1 and (ii) to the extent the aggregate amount of all Parent Losses exceeds the Basket Amount, in which case the Holders that are parties to the Voting Agreement to be delivered at Closing shall be obligated to indemnify Parent Indemnified Parties for the total amount of such Parent Losses (including, but not limited to, those incurred prior to the termination of the Escrow Agreement) in excess of the Basket Amount, provided, however, that the Basket Amount shall apply only to breaches, inaccuracies or misrepresentations of representations and warranties other than those set forth in Sections 3.1, 3.3, 3.4 and 3.12 hereof and shall not apply to (i) any breaches of any covenants of the Company set forth in Article V or Article VI of this Agreement or (ii) any Parent Losses related to any action required to enforce the indemnification obligations contained in this Agreement.  Except for actual fraud in connection with any breach or misrepresentation by the Company, the aggregate liability of the Holders that are parties to the Voting Agreement to be delivered at Closing for all amounts under this Section 9.2(c) shall not exceed an amount equal to the amount of the difference between the Cap and the amount of the Escrow Account paid to Parent pursuant to the terms of the Escrow Agreement.

9.3                                 Indemnification by Parent.

(a)                                  Subject to the limitations of Section 9.3(b) and hereof, Parent agrees to indemnify in full holders of Company Capital Stock immediately prior to the Effective Time and their respective officers, directors, employees, agents and subsidiaries (collectively, the “Holder Indemnified Parties”) and hold them harmless from and against any Losses which any of the Holder Indemnified Parties may suffer, sustain or become subject to, arising from or relating to (i) any inaccuracy or misrepresentation in or breach of any of the representations and warranties of Parent contained in this Agreement or other Related Documents, (ii) any breach of, or failure to perform, any covenant of Parent contained in this Agreement, or (iii) any Claims or threatened Claims against any Company Indemnified Party arising out of the actions or inactions of the Parent with respect to the Parent’s business or the Property after the Closing Date (collectively, the “Holder Losses”).

(b)                                 Parent will be liable to the Holder Indemnified Parties for any Holder Loss (i) only if Shareholders’ Representative delivers to Parent a written notice, pursuant to Section 9.4 or 9.5, as applicable, with respect to such Holder Indemnified Party’s claim to be indemnified for such Holder Losses prior to two years after the Closing Date, except for claims arising from a breach of any of the Extended Reps or any covenant the performance of which may or is specified to occur after the expiration of such two-year period, for which a claim may be brought through the survival period described in Section 9.1, and (ii) only if the aggregate amount of all Holder Losses exceeds the Basket Amount, in which case Parent shall be obligated to indemnify the Holder Indemnified Parties for the total amount of all such Holder Losses in excess of the Basket Amount; provided, however, that the Basket Amount shall apply only to breaches of or inaccuracies in representations and warranties other than Sections 4.1 and 4.2 hereof and shall not apply to (i) any breaches of any covenants of the Company set forth in Article V or Article VI of this Agreement or (ii) any Holder Losses related to any action required to enforce the indemnification obligations contained in this Agreement.  Except for actual fraud in connection with any breach or misrepresentation by Parent, Parent’s aggregate liability for all amounts under this Section 9.3, including, but not limited to, costs of litigation and expenses related thereto, shall not exceed an amount equal to the Cap.

9.4                                 Notice of Claims.  Any written notice required to be delivered to the applicable Indemnifying Party under Section 9.2 or 9.3, as the case may be, shall specify in reasonable detail (i) the representation and warranty or covenant that is alleged to have been inaccurate or to have been breached, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article IX or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith, of the aggregate potential amount of such Losses.  Written notice to such Indemnifying Party of the existence of a claim shall be given by the Indemnified Party promptly after the Indemnified Party first receives notice of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a claim to the applicable Indemnifying Party or to supply such relevant supporting documentation,  except and only to the extent that such Indemnifying Party has been materially damaged or prejudiced as a result of such delay.

9.5                                 Method of Asserting Claims.  As used herein, an “Indemnified Party” shall refer to a Parent Indemnified Party or Holder Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

(a)                                  In the event that any Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Claim”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof.  The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially damaged or prejudiced the Indemnifying Party’s ability to defend successfully a Claim.  The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) can diligently contest and defend such Claim.  Notice of the intention to so contest and defend shall be given by the Indemnifying Party to the Indemnified Party within 20 business days after the Indemnified Party’s notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed).  Such contest and defense shall be conducted by reputable attorneys retained by the Indemnifying Party.  The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of any Indemnified Party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by reputable attorneys of its or their own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense.  The Indemnified Party shall cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Claim, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Claim; provided that, such cooperation shall not unduly disrupt the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any trade secret or confidential information of such Indemnified Party to become public.  Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld.  Notwithstanding the foregoing, (i) if a Claim solely seeks the issue of an injunction, or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b)                                 In the event any Indemnified Party should have a claim against the Indemnifying Party that does not involve a Claim, the Indemnified Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party or, if holders of the Company Capital Stock immediately prior to the Effective Time are the Indemnifying Party, to the Shareholders’ Representative.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 business days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice will be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay (subject to the Basket Amount, to the extent applicable and the Cap), the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party has timely disputed its liability with respect to such claim, Shareholders’ Representative and an officer of Parent will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 days after the delivery of the Indemnified Party’s notice of such claim, such dispute shall be resolved fully and finally in Boston, Massachusetts by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein.  The parties will jointly appoint a mutually acceptable independent arbitrator, seeking assistance in such regard from the American Arbitration Association. The arbitrator shall resolve the dispute based on the governing law, without regard to its rules of evidence, and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.  Each of Parent, on the one hand, and Shareholders’ Representative, on the other, shall bear its own fees and expenses in connection with such arbitration and shall bear 50% of the fees and expenses of the arbitrator.

9.6                                 Sole and Exclusive Remedy.  After the Closing, the rights set forth in this Article IX and in the Voting Agreement to be delivered at Closing shall be each party’s sole and exclusive remedies against the other parties hereto for misrepresentations, inaccuracies or breaches of representations, warranties and covenants (other than the covenants of MJN contained in Article VI) contained in this Agreement and the Related Documents.  Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of actual fraud in connection with this Agreement and the Related Documents.  In the event such action is brought, Parent, on the one hand, and

Shareholders’ Representative, on the other, shall bear its own fees and expenses in connection with such action.

9.7                                 Shareholders’ Representative.

(a)                                  MJN shall act as the representative of holders of Company Capital Stock (referred to in his capacity as such representative as the “Shareholders’ Representative”) and shall be authorized to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, to waive any requirements of this Agreement or to enter into one or more amendments or supplements to this Agreement that Shareholders’ Representative determines in Shareholders’ Representative’s sole and absolute discretion to be necessary, appropriate or advisable, which authority includes the execution and delivery of the Escrow Agreement and any amendments or supplements thereto and the performance of all obligations thereunder, including authority to collect and pay funds and dispute, settle, compromise and make all claims.  The authority of Shareholders’ Representative includes the right to hire or retain, at the sole expense of the holders of Company Capital Stock, such counsel, investment bankers, accountants, representatives and other professional advisors as Shareholders’ Representative determines in Shareholders’ Representative sole and absolute discretion to be necessary, appropriate or advisable in order to perform this Agreement and the Escrow Agreement.  Any party will have the right to rely upon any action taken by Shareholders’ Representative, and to act in accordance with such action without independent investigation.

(b)                                 Parent will have no liability to any holder of Company Capital Stock or otherwise arising out of the acts or omissions of Shareholders’ Representative or any disputes among holders of Company Capital Stock or with Shareholders’ Representative.  Parent may rely entirely on its dealings with, and notices to and from, Shareholders’ Representative to satisfy any obligations it might have under this Agreement, the Escrow Agreement or any other agreement referred to in this Agreement.

Article X
Allocation of Taxes; Tax Returns

Intentionally Omitted.

Article XI
Miscellaneous

11.1                           Press Releases and Announcements.  Except as otherwise required by law or the rules of any applicable securities exchange or NASDAQ, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

11.2                           Expenses.  Except as otherwise expressly provided for herein, the Company on the one hand, and Parent, on the other hand, will each pay all expenses incurred by each such party in connection with the transactions contemplated hereunder, including without limitation legal, accounting, investment banking and consulting fees and expenses (“Third Party Expenses”) incurred in negotiating, executing and delivering this Agreement and the Related Documents (whether the transactions contemplated hereunder are consummated or not).  Parent, shall pay the expenses incurred in connection with the preparation and filing of any filings required by the HSR Act.

11.3                           Amendment and Waiver.  This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

11.4                           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Parent:	with a copy to:

ADC Telecommunications, Inc. P.O. Box 1101 Minneapolis, Minnesota 55440-1101 Attention: Office of the General Counsel Fax: (952) 917-0893	Dorsey & Whitney LLP 50 South Sixth Street Minneapolis, Minnesota 55402 Attention: Robert A. Rosenbaum Fax: (612) 340-7800

Notices to the Company:	with a copy to:

Fiber Optic Network Solutions Corp. 140 Locke Dr. Marlborough, MA 01752 Attention: Michael J. Noonan, President Fax: (508) 486-0555	Bowditch and Dewey 311 Main Street Worcester, MA 01608 Attn: Michael P. Angelini Fax: (508) 798-3537

Notices to MJN or the Shareholders’ Representative:

Michael J. Noonan c/o Michael P. Angelini, Esq. Bowditch & Dewey, LLP 311 Main Street, PO Box 15156 Worcester, Massachusetts 01615-0156 Fax: (508) 798-3537

11.5                           Interpretation.  The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  The table of contents and headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.  For all purposes of and under this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  As used in this Agreement, “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; “knowledge” means the actual knowledge of  any executive officer of the applicable party after due inquiry, as such knowledge has been obtained in the normal conduct of the business; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

11.6                           No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement except for the rights to receipt of merger consideration and indemnification claims granted hereunder to the holders of any shares of the Company’s Capital Stock solely in their capacities as holders of Company Capital Stock.

11.7                           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.8                           Complete Agreement.  This Agreement (together with the Exhibits and the Disclosure Schedule and the other documents delivered pursuant hereto or contemplated hereby) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, other than the Confidentiality Agreement, which will continue in full force and effect until the Closing and shall survive any termination of this Agreement.

11.9                           Disclosure Schedule.  The Disclosure Schedule contains a series of schedules corresponding to the Sections contained in Article III.  Nothing in the Disclosure Schedule is deemed adequate to disclose an exception to a representation and warranty made in this Agreement unless the Disclosure Schedule identifies the exception with particularity.  Each item so disclosed in the Disclosure Schedule shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description would indicate to a reasonable person that the item applies to another schedule contained in the Disclosure Schedule.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself.

11.10                     Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

11.11                     Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

11.12                     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (except for provisions regarding the Merger as described in Article II, which shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts) regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

11.13                     Submission to Jurisdiction.  Subject to the provisions of Section 9.5(b) hereof, each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware or the Federal Courts sitting within the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

11.14                     Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND THE SHAREHOLDERS’ REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR THE SHAREHOLDERS’ REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Gokul V. Hemmady
Name: Gokul V. Hemmady
Title: Vice President, Chief Financial Officer

FALCON VENTURE CORP.

By:	/s/ Gokul V. Hemmady
Name: Gokul V. Hemmady
Title: Vice President

FIBER OPTIC NETWORK SOLUTIONS CORP.

By:	/s/ Michael J. Noonan
Name: Michael J. Noonan
Title: President

/s/ Michael J. Noonan
Michael J. Noonan